Exhibit 99.1

CELERITEK REPORTS FIRST QUARTER RESULTS

     (SANTA CLARA, CA), July 15, 2004,—Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for defense applications and commercial communications networks, today reported financial results for its first quarter ended June 30, 2004.

Financial Results

     For the first quarter of fiscal 2005, Celeritek reported revenues of $8.0 million, compared with $8.6 million in the fourth fiscal quarter of 2004 and $6.6 million in the first quarter of fiscal 2004. The net loss for the first quarter of fiscal 2005 was $1.0 million or $0.08 per share, compared with a net loss of $6.9 million or $0.56 per share for the same period a year ago. The net loss in the first quarter of fiscal 2005 included $0.2 million for the impairment of the remaining value of a strategic investment. The net loss in the first quarter of fiscal 2004 included approximately $1.4 million in expenses related to the special meeting of shareholders and $1.1 million in investment banking fees.

     Celeritek’s backlog at June 30, 2004 was $19.1 million compared to $15.6 million at the end of March 2004 and was comprised of $15.1 million in subsystem products and $4.0 million in semiconductor products. Semiconductor orders for the period included $1.4 million for the first production quantities of the satellite handset power amplifier modules the Company has been developing. These products will be delivered in the second half of fiscal 2005. The book-to-bill ratio in the quarter for subsystem products was 1.5 and the ratio for semiconductor products was 1.3.

     Semiconductor revenues were $3.3 million in the first quarter of fiscal 2005, compared to $3.5 million in the fourth quarter of fiscal 2004 and $1.6 million in the first quarter of fiscal 2004. The 2005 first quarter semiconductor revenue included approximately $0.4 million of revenue for a development contract with corresponding costs in research and development and approximately $1.0 million from the sale of power amplifiers for handsets that were written off in fiscal 2003. For comparison purposes, in the fourth quarter of fiscal 2004, Celeritek had approximately $0.6 million in sales for the development contract and $0.2 in sales for products that were written off in fiscal 2003.

     Subsystem revenues were $4.7 million in the first quarter of fiscal 2005, compared to $5.0 million in the fourth quarter of fiscal 2004 and $5.0 million in the first quarter of fiscal 2004.

     Gross margin was 38% of sales in the first quarter of fiscal 2005 versus 37% in the fourth quarter of fiscal 2004 and 8% in the first quarter of fiscal 2004. The gross margin in the first quarter of fiscal 2005 continues to reflect the previously mentioned sales of products that were written off in fiscal 2003 and the revenue from a development contract with corresponding costs in research and development.

     At June 30, 2004, Celeritek had $23.6 million in cash and short-term securities compared to $27.2 million at March 31, 2004. During the quarter, Celeritek used approximately $1.7 million of operating cash and $1.7 million for the payment of debt and the early buyout of certain operating leases.

Comments from Management

     “We announced last week that we have entered into an agreement with Teledyne Wireless, Inc. by which they will acquire our defense subsystem business pending shareholder approval and other customary conditions of closing. As part of the agreement, we will continue to supply GaAs semiconductor components to Teledyne for use in the defense subsystem products. The divestiture of our defense subsystems business will allow us to focus on our semiconductor operations,” said Tamer Husseini, chairman and chief executive officer of Celeritek.

Conference Call

     Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the first quarter of fiscal 2005 and comment on the Company’s business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek’s web site: www.celeritek.com. The call will also be available live by dialing (800) 416-4615 (within the US) and (415) 908-4705 (outside the US). A replay of the call will be available through Monday, July 19th until 4:00 PM PT. The replay number is (800) 633-8284 (within the US) and (402) 977-9140 (outside the US). Enter reservation # 21200870 for the replay.

About Celeritek

     Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

Safe Harbor Statement

     This release contains forward-looking statements. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events and include statements, among others, regarding: the impact of the divestiture of the assets relating to the defense business; expected financial benefits from the supply agreement with Teledyne and the planned expansion of our product offering, which will be an important part of our success. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk that the transaction with Teledyne will not be consummated; the risk that our competitors may introduce products superior to ours; and the risk that we will not achieve the necessary revenue level to reach profitability. Reference is made to the discussion of risk factors detailed in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.

Information About the Transaction with Teledyne Wireless, Inc.

     This press release is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. On July 9, 2004, Celeritek filed a Current Report on Form 8-K with the SEC containing the terms of a definitive asset purchase agreement and a definitive supply agreement between Celeritek and Teledyne, as well as a voting agreement between Teledyne and certain shareholders of Celeritek, in each case related to the pending transaction between Celeritek and Teledyne described in this press release. Celeritek will mail a proxy statement to its shareholders in connection with the pending transaction. Investors and security holders of Celeritek are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Celeritek, Teledyne and the pending transaction between them. Celeritek’s investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. A free copy of the proxy statement, when it becomes available, may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, CA 95054, Attn: Investor Relations. In addition, Celeritek’s investors and security holders may access copies of the documents that it files with the SEC on Celeritek’s web site at www.celeritek.com. Celeritek and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the pending transaction with Teledyne. Information regarding the interests of these officers and directors in the pending transaction will be included in the proxy statement for the pending transaction. Teledyne Wireless, Inc. is a subsidiary of Teledyne Technologies Incorporated (NYSE: TDY).

CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30,	March 31,
	2004	2004

	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$8,123	$3,121
Short-term investments	15,463	24,110
Accounts receivable, net	5,306	6,048
Inventories	2,991	2,739
Prepaid expenses and other current assets	936	1,315

Total current assets	32,819	37,333
Property and equipment, net	5,317	5,430
Strategic investments	2,504	2,741
Other assets	1,254	1,262

Total assets	$41,894	$46,766

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,409	$3,171
Accrued payroll	1,393	1,459
Accrued liabilities	3,119	4,826
Current portion of long-term debt	716	1,866
Current obligations under capital leases	168	328

Total current liabilities	7,805	11,650
Shareholders’ equity	34,089	35,116

Total liabilities and shareholders’ equity	$41,894	$46,766

Note: The balance sheets at March 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

	Three Months Ended
	June 30,

	2004	2003

Net sales	$8,001	$6,572
Cost of goods sold	4,991	6,017

Gross profit (loss)	3,010	555
Operating expenses:
Research and development	1,793	2,915
Selling, general and administrative	2,025	2,151
Cost related to shareholder and strategic activities	—	2,500
Amortization of intangibles	—	128

Total operating expenses	3,818	7,694
Loss from operations	(808)	(7,139)
Impairment of strategic investment	(238)	—
Interest income and other, net	81	241

Loss before income tax	(965)	(6,898)
Provision for income taxes	—	—

Net loss	($965)	($6,898)

Basic earnings (loss) per share	($0.08)	($0.56)

Diluted earnings (loss) per share	($0.08)	($0.56)

Weighted average common shares outstanding	12,856	12,343
Weighted average common shares outstanding, assuming dilution	12,856	12,343